Exhibit 99.1

J & J Snack Foods Announces Record Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 23, 2009--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 27, 2009.

Sales for the third quarter increased 2% to $179.8 million from $176.8 million in last year's third quarter. Net earnings increased 38% to $14.9 million from $10.8 million last year. Earnings per diluted share were $.80 for the June quarter compared to $.57 last year. Operating income increased 40% to $24.4 million this year from $17.5 million in the year ago period.

For the nine months ended June 27, 2009, sales increased 4% to $470.3 million from $452.0 million in last year's nine months. Net earnings increased 58% to $26.5 million in the nine months from $16.7 million last year. Earnings per diluted share were $1.42 for the nine months compared to $.88 last year. Operating income increased 69% to $43.1 million from $25.5 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented; “We had strong performances from our food service and retail grocery groups during the quarter. Although we continue to be challenged with issues facing the overall economy, we are confident of our abilities to overcome these issues.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Unaudited Consolidated Statement of Operations
	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
	(in thousands)
Net sales	$179,761	$176,839	$470,255	$451,966
Cost of goods sold	118,727	121,087	323,162	320,427
Gross profit	61,034	55,752	147,093	131,539
Operating expenses	36,654	38,298	104,002	106,069
Operating income	24,380	17,454	43,091	25,470
Other income	263	532	965	1,969
Earnings before income taxes	24,643	17,986	44,056	27,439
Income taxes	9,714	7,166	17,564	10,724
Net earnings	$14,929	$10,820	$26,492	$16,715

Earnings per diluted share	$.80	$.57	$1.42	$.88
Earnings per basic share	$.81	$.58	$1.43	$.89
Weighted average number of diluted shares	18,698	18,981	18,697	19,013
Weighted average number of basic shares	18,480	18,762	18,507	18,772

	Consolidated Balance Sheets
	June 27, 2009	September 27, 2008
	(Unaudited)
	(in thousands)
Cash & cash equivalents	$59,116	$44,265
Current marketable securities held to maturity	22,047	2,470
Current auction market preferred stock	-	14,000
Other current assets	118,167	116,465
Property, plant & equipment, net	93,521	93,064
Goodwill	60,314	60,314
Other intangible assets, net	50,252	53,633
Long-term auction market preferred stock	-	21,200
Long-term marketable securities held to maturity	20,402	-
Other	2,342	2,997
Total	$426,161	$408,408

Current liabilities	73,977	66,194
Long-term obligations under capital leases	309	381
Deferred income taxes	23,056	23,056
Other long-term obligations	1,999	1,999
Stockholders’ equity	326,820	316,778
Total	$426,161	$408,408

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603